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                                                                      EXHIBIT 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                       ASV ANNOUNCES STOCK REPURCHASE PLAN

         GRAND RAPIDS, MN (OCTOBER 7, 2002) -- ASV, INC. (NASDAQ: ASVI) today announced its Board of Directors has approved the implementation of a new stock repurchase plan. Under this new plan, ASV may repurchase up to $5 million of its common stock on the open market. The Company intends to fund the repurchases with available funds. The repurchase program is expected be in effect through the period ending October 7, 2003, or until such amount of stock is repurchased.

         Commenting on the repurchase program, ASV President Gary Lemke stated "The recent performance of the stock markets has impacted many stocks, including ASV's. We believe the markets are not seeing the true value of our Company, particularly given our alliance agreement with Caterpillar Inc. (NYSE: CAT). Because of this, we believe it is in the best interest of our Company and shareholders to implement this stock repurchase plan."

         Under its previous stock repurchase plan, which expired in September 2002, ASV repurchased approximately $750,000 of its common stock.

      ABOUT ASV
      ---------
         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's alliance with Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect ASV's ability to realize the anticipated benefits from its relationship with Caterpillar including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.